2.1

                           PURCHASE AND SALE AGREEMENT
                           ---------------------------

     THIS AGREEMENT is made and entered into as of July  15 , 2004 by and among
                                                        ----
New York Health Care, Inc., a New York corporation (the "Seller"), NYHC Newco
                                                         ------
Paxxon Inc., a New York corporation ("NYHC-NJ"), and New York Health Care, LLC,
                                      -------
a New York limited liability company (the "Purchaser").
                                           ---------

                                    RECITALS

     The Seller conducts, directly and through its wholly-owned subsidiary NYHC-NJ, a home health care business (the "Business") and, through Bio Balance Corp., a wholly-owned subsidiary of the Seller, a development stage biotechnology business ("BioBalance"). In order to, among other things, raise capital and develop the BioBalance business, the Seller desires to sell the Business to the Purchaser and the Purchaser desires to purchase the Business, all on the terms and conditions set forth herein;

     NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, intending to be legally bound hereby, the parties hereto agree as follows:

                                   ARTICLE I.

            PURCHASE AND SALE OF ASSETS AND ASSUMPTION OF LIABILITIES

     Section 1.01     Purchase and Sale of Assets.  Upon the terms and subject
                      ---------------------------
to the conditions set forth herein, at the Closing, the Seller and NYHC-NJ shall sell, convey, transfer, assign and deliver to the Purchaser, and the Purchaser shall purchase, acquire and accept from the Seller and NYHC-NJ, all of the Seller's and NYHC-NJ's right, title and interest in and to the properties, assets, Contracts, rights and choses in action, whether tangible or intangible, whether accrued, contingent or otherwise, and wherever located, that are used or held for use in connection with the Business, as the same exist on the Closing Date (collectively, the "Assets"), including the following:
                         ------

          (a) all right, title and interest of the Seller and NYHC-NJ in and to the Assets set forth on Schedule 1.01(a);
                           -----------------

          (b) all cash and cash equivalents of the Seller and NYHC-NJ received from or belonging to the Business including all such items in the accounts listed on Schedule 1.01(b);
                   ----------------

          (c) all right, title and interest of the Seller and NYHC-NJ in and to all Contracts relating to the Business, including the Contracts set forth on
Schedule 1.01(c) (the "Assumed Contracts");
----------------       -----------------

          (d) all right, title and interest of the Seller and NHYC-NJ in (i) all trademarks and service marks used in (or at any time proposed to be used in) the Business, and any registrations, registration certificates and applications for registration therefor, and the goodwill associated therewith, (ii) all trade names, assumed and fictitious names and registered user names used in the exploitation of, or embodied in, the Business (or at any time proposed to be so used or embodied) including the name "New York Health Care" and other names used in the Business, all of which are set forth on
Schedule 1.01(d), and registrations and any applications for registration
----------------
therefor, and the goodwill associated therewith and related internet domain names;

          (e) all goodwill of the Seller and NYHC-NJ associated with the Business;

          (f) all books, records, files, manuals and other similar materials, including, advertising materials, marketing materials, brochures, business and marketing plans and proposals, sales and promotional materials and purchasing materials and records, accounting, financial and fiscal records, sales order files, customer lists and customer records in all forms available, whether of past or present customers or potential future customers, related to or arising from the Business, advertiser lists, receipts and computer records relating to the Business, standard operating procedures, correspondence, customer relations information, and any other trade secrets, confidential or proprietary information pertaining to the Business (the "Business Records");
                                                         ----------------

          (g) all claims, choses in action, causes of action and judgments relating to the Business or other Assets, including those listed on Schedule
                                                                    --------
1.01(g);
-------

          (h) all certifications, franchises, approvals, permits, licenses, orders, registrations, certificates, variances and other similar permits or rights obtained from any Governmental Entity or professional or trade organization utilized in connection with the ownership, marketing, distributing, licensing and exploitation of the Business, and all pending applications therefore, including each such item listed on Schedule 1.01(h); and
                                              ----------------

          (i) all insurance policies and rights to receive insurance proceeds relating to the damage, destruction or impairment of any of the Assets on or prior to the Closing Date including the policies and claims listed on
Schedule 1.01(i).
----------------

     Section 1.02     Excluded Assets.  Notwithstanding anything else contained
                      ---------------
herein, the Seller and NYHC-NJ shall not sell, transfer, convey or assign to the Purchaser intercompany amounts due the Seller from BioBalance (the "Excluded
                                                                    --------
Assets").
------

     Section 1.03     Assumed Liabilities.  Subject to the terms and conditions
                      -------------------
contained in this Agreement, at the Closing, the Purchaser agrees to assume, pay and perform when due all of the liabilities and obligations of the Seller and NYHC-NJ with respect to the Business of any kind or nature, known, unknown, accrued, absolute, contingent, recorded or unrecorded or otherwise, whether now existing or hereafter arising as such liabilities and obligations exist on or as of the Closing Date (the "Assumed Liabilities").
                          -------------------

     Section 1.04     Excluded Liabilities.  The Purchaser shall not assume or
                      --------------------
be bound by any liabilities of the Seller or its subsidiaries of any kind or nature, known, unknown, accrued, absolute, contingent, recorded or unrecorded or otherwise, whether now existing or hereafter arising which do not arise from or are not related to the Business (the "Excluded Liabilities"). The Excluded
                                      --------------------
Liabilities shall include, without limitation, the following: (i) any Liability of any of the Seller or NYHC-NJ for the Taxes of any Person (other than Seller or NYHC-NJ) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise, (ii) any liability for Taxes of the Seller or NYHC-NJ relating to, or arising out of, the transactions contemplated by this Agreement other than Taxes described in Section 1.06, (iii) any liability for Taxes of the Seller or NYHC-NJ for periods (or a portion of a period) beginning after the Closing Date,
(iv) any liability for interest, penalties or additional increases as a result of the Seller's or NYHC-NJ's failure to timely file Tax Returns required to be filed after the Closing Date pursuant to Section 8.02, or to timely notify the Purchaser of any Tax required to be paid by the Purchaser pursuant to Section 8.03, and (v) any liability of the Seller relating to its general corporate overhead or its obligations and responsibilities as a public company.

     Section 1.05     Purchase Price.  In addition to assuming the Assumed
                      --------------
Liabilities, at the Closing, the Purchaser shall pay the Seller the Cash Purchase Price in cash, by certified check or wire transfer to an account designated by the Seller or a combination of the foregoing.

     Section 1.06     Transfer Taxes.  Each of the Seller and the Purchaser
                      --------------
shall be responsible for, and shall pay on or prior to their due date, one half (50%) of all municipal, county, state and federal sales, use and transfer Taxes incurred and the related costs of preparing or documenting the same, if any, in connection with the transactions contemplated by this Agreement. Seller and NYHC-NJ shall prepare and in a timely manner sign and swear to any return, certificate, questionnaire or affidavit as to matters required in connection with the payment of any such Tax.

     Section 1.07     Allocation of Purchase Price.  The consideration provided
                      ----------------------------
for herein shall be allocated among the Assets and the assets of each Affiliate in the manner required by Treasury Regulation Sec.1.1060-1 and as the parties shall mutually agree (the "Allocation"). The parties hereto agree that, except
                           ----------
as otherwise required by law (i) the Allocation shall be binding on the parties hereto for all federal, state, local and foreign Tax purposes, and (ii) the parties shall file with their respective federal income Tax Returns consistent Internal Revenue Service Forms 8594 - Asset Acquisition Statements under Section 1060, including any required Internal Revenue Service forms, schedules or amendments thereto which shall reflect the allocation set forth in the Allocation.

                                   ARTICLE II.

                                   THE CLOSING

     Section 2.01     Closing Date.  Unless this Agreement shall have been
                      ------------
terminated and the transactions shall have been abandoned pursuant to Article VI, and subject to the satisfaction or waiver of the conditions set forth in Sections 2.02 and 2.03, the closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Swidler Berlin
                -------
Shereff Friedman, LLP, The Chrysler Building, 405 Lexington Avenue, 12th Floor, New York, New York 10174 at 10:00 a.m., on the third business day following the satisfaction of the conditions set forth in Sections 2.02 and 2.03, or at such other place, date and time as the parties shall mutually agree (such date and time of the Closing is referred to herein as the "Closing Date").
                                                  ------------

     Section 2.02     Conditions to Obligations of the Seller.  The obligation
                      ---------------------------------------
of the Seller and NYHC-NJ to consummate the transactions contemplated hereby shall be subject to the fulfillment on or prior to the Closing Date of the following conditions, any or all of which may be waived by the Seller and NYHC-NJ, in whole or in part, to the extent permitted by applicable Requirements of Law:

          (a)     Representations and Warranties.  The representations and
                  ------------------------------
warranties of the Purchaser contained herein shall be true in all material respects (except for representations and warranties that contain qualifications as to materiality, which shall be true and correct in all respects) on and as of the date hereof and on and as of the Closing Date with the same effect as though made on and as of the Closing Date.

          (b)     Performance of Obligations.  The Purchaser shall have
                  --------------------------
performed or complied with all conditions, agreements, obligations and covenants required to be performed or complied with by the Purchaser under this Agreement in all material respects prior to the Closing.

          (c)     No Governmental Order or Other Proceeding or Litigation.  No
                  -------------------------------------------------------
order of any Governmental Entity shall be in effect that restrains or prohibits the transactions contemplated hereby and by the other Transaction Documents, and no suit, action or other proceeding by any Governmental Entity shall have been instituted or threatened which seeks to restrain or prohibit the transactions contemplated hereby and thereby.

          (d)     Purchase Price.  At the Closing, the Purchaser shall have paid
                  --------------
the Cash Purchase Price as contemplated by Section 1.05.

          (e)     Termination of Employment Agreements. Messrs. Braun and
                  ------------------------------------
Rosenberg shall have agreed to the termination of their employment agreements with the Seller (the "Employment Agreements"), with the Seller to have no
                      ---------------------
further obligation thereunder, pursuant to duly executed agreements between the Seller and each of Messrs. Braun and Rosenberg (the "Termination Agreements").
                                                     ----------------------

          (f)     Assumption of Loan Agreement.  The Purchaser shall have
                  ----------------------------
assumed all of Sellers' obligations under the Loan and Security Agreement between Seller and Heller

HealthCare Finance, Inc., as amended, and (i) the lender thereunder shall have released the Seller from all liabilities and obligations under such Loan Agreement and the related Revolving Credit Note and (ii) such lender's security interests in Seller's assets shall have been terminated, all in form and substance reasonably satisfactory to Seller and its counsel.

          (g)     Fairness Opinion.  The Seller shall have received an opinion
                  ----------------
of a recognized investment bank reasonably satisfactory to the Seller that the transactions contemplated hereby are fair to the Seller from a financial point of view.

          (h)     Financing.  The Seller shall have raised at least $4 million
                  ---------
in gross proceeds (before costs, commissions and expenses) for its remaining operations.

          (i)     Deliveries.  The Purchaser shall have made the deliveries
                  ----------
contemplated by Section 2.04(a).

          (j)     Shareholder Approval.  This Agreement and the transactions
                  --------------------
contemplated hereby and the Seller's name change shall have been duly and validly approved by the requisite vote or consent of the Seller's shareholders in accordance with Section 5.05.

          (k)     Resignations.  The Purchaser shall deliver the resignations as
                  ------------
of the Closing Date of Jerry Braun and Jacob Rosenberg as directors and officers of the Seller.

          (l)     Consents.  The consents listed on Schedule 4.02(c) shall have
                  --------
been obtained.

     Section 2.03     Conditions to Obligations of the Purchaser.  The
                      ------------------------------------------
obligation of the Purchaser to consummate the transactions contemplated hereby shall be subject to the fulfillment on or prior to the Closing Date of the following conditions, any or all of which may be waived by the Purchaser, in whole or in part, to the extent permitted by applicable Requirements of Law:

          (a)     Representations and Warranties.  The representations and
                  ------------------------------
warranties of the Seller and NYHC-NJ contained herein shall be true in all material respects (except for representations and warranties that contain qualifications as to materiality, which shall be true and correct in all respects) on and as of the date hereof and on and as of the Closing Date with the same effect as though made on and as of the Closing Date.

          (b)     Performance of Obligations.  Each of the Seller and NYHC-NJ
                  --------------------------
shall have performed or complied with all conditions, agreements, obligations and covenants required to be performed or complied with by the Seller and NYHC-NJ under this Agreement prior to the Closing.

          (c)     Consents.  The consents listed on Schedule 3.02(c) shall have
                  --------
been obtained.

          (d)     No Material Adverse Change.  From the date hereof through and
                  --------------------------
including the Closing Date, no event, occurrence, fact, condition, change, development or effect shall have occurred, exist or come to exist that, individually or in the aggregate, has constituted or resulted in, or could reasonably be expected to constitute or result in a change materially adverse to the

Business, its Assets, its financial condition, operating results, customer, employee or supplier relations, conditions or prospects (a "Material Adverse Change"), provided that this condition shall not be applicable if such Material Adverse Change was caused by the actions or failure to act of the current management of the Business.

          (e)     No Governmental Order or Other Proceeding or Litigation.  No
                  -------------------------------------------------------
order of any Governmental Entity shall be in effect that restrains or prohibits the transactions contemplated hereby and by the other Transaction Documents, and no suit, action or other proceeding by any Governmental Entity shall have been instituted or threatened which seeks to restrain or prohibit the transactions contemplated hereby or thereby.

          (f)     Deliveries.  The Seller and NYHC-NJ shall have made the
                  ----------
deliveries contemplated by Section 2.04(b).

     Section 2.04     Deliveries at Closing.
                      ---------------------

          (a) At the Closing, the Purchaser shall deliver or cause to be delivered to the Seller the following:

               (i) a duly executed Assignment, Bill of Sale and Assumption Agreement, in a form mutually acceptable to the parties (the "Bill of
                                                                        -------
          Sale");
          ----

               (ii) certificates from the appropriate governmental official(s) as to the good standing of and the payment of state franchise taxes by the Purchaser as of a date within ten (10) days of the Closing;

               (iii) a certificate of the Purchaser, duly executed by a manager of the Purchaser, to the effect that each of the conditions specified in clauses (a) and (b) of Section 2.02 has been satisfied as of the Closing Date;

               (iv) true, correct and complete copies of (1) the Articles of Organization, as amended to date, of the Purchaser, certified as of a recent date by the Secretary of State of the State of New York, (2) the limited liability company operating agreement of the Purchaser,
          (3) resolutions duly and validly adopted by (a) the Board of Managers of the Purchaser and (b) the members of the Purchaser evidencing the due authorization of the execution and delivery of this Agreement and the other Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby, accompanied by a certificate of a Manager of the Purchaser, dated as of the Closing Date, stating that no amendments have been made thereto from the date thereof through the Closing Date and certifying as to the incumbency of the other Managers of the Purchaser that are executing any of the Transaction Documents; and

               (v) the Termination Agreements, duly executed by Messrs. Braun and Rosenberg.

          (b) At the Closing, the Seller and NYHC-NJ shall deliver or cause to be delivered to the Purchaser the following:

               (i) a duly executed Bill of Sale, executed by the Seller and NYHC-NJ;

               (ii)     possession of the Assets;

               (iii) certificates from the appropriate governmental official(s) as to the good standing of and the payment of state franchise taxes by each of the Seller and NYHC-NJ as of a date within ten (10) days of the Closing;

               (iv) certificates of each of the Seller and NYHC-NJ, duly executed by an appropriate officer of the Seller and NYHC-NJ, respectively, to the effect that each of the conditions specified in clauses (a) and (b) of Section 2.03 has been satisfied as of the Closing Date;

               (v) true, correct and complete copies of (1) the certificate of incorporation, as amended to date, of the Seller certified as of a recent date by the Secretary of State of the State of New York, (2) the by-laws of the Seller, as amended to date, (3) resolutions duly and validly adopted by (a) the Board of Directors and (b) shareholders of the Seller evidencing the due authorization of the execution and delivery of this Agreement and the other Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby accompanied by a certificate of the Secretary or Assistant Secretary of the Seller, dated as of the Closing Date, stating that no amendments have been made thereto from the date thereof through the Closing Date and certifying as to the incumbency of the other officers of the Seller that are executing any of the Transaction Documents;

               (vi) true, correct and complete copies of (1) the certificate of incorporation, as amended to date, of NYHC-NJ certified as of a recent date by the Secretary of State of the State of New York, (2) the by-laws of NYHC-NJ, as amended to date, (3) resolutions duly and validly adopted by (a) the Board of Directors of NYHC-NJ and (b) the shareholder of NHYC-NJ evidencing the due authorization of the execution and delivery of this Agreement and the other Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby accompanied by a certificate of the Secretary or Assistant Secretary of the NYHC-NJ, dated as of the Closing Date, stating that no amendments have been made thereto from the date thereof through the Closing Date and certifying as to the incumbency of the other officers of NYHC-NJ that are executing any of the Transaction Documents;

               (vii) true, correct and complete copies of (i) the filed Certificate of Amendment to the certificate of incorporation of the Seller evidencing the change in name of the Seller from New York Healthcare, Inc. to BioBalance Holdings, Inc., (ii) resolutions duly and validly adopted by the (a) Board of Directors and (b) Shareholders of the Seller evidencing the authorization of the change in the name of the Seller and the execution of the certificate of incorporation of the Seller;

               (viii) executed letters to each customer of the Business, on behalf of the Seller or NYHC-NJ, as the case may be, directing such customer to directly pay Purchaser any amounts due with respect to the Business on or after the Closing Date at such address as Purchaser shall specify in writing;

               (ix) clearance certificates or similar documents from any applicable state, local or foreign Tax authority (including New York and New Jersey) required by law to relieve the Purchaser of any liability for unpaid sales or similar Taxes of the Seller or NYHC-NJ attributable to periods prior to or including the Closing Date; and

               (x) such other agreements, instruments, documents, forms or filings as may be necessary in order to vest in the Purchaser good and valid title to the Assets and the Business.

                                  ARTICLE III.

                        REPRESENTATIONS AND WARRANTIES OF
                             THE SELLER AND NYHC-NJ

     The Seller and NYHC-NJ represent and warrant to the Purchaser as follows:

     Section 3.01     Organization and Qualification.  Each of the Seller and
                      ------------------------------
NYHC-NJ and their subsidiaries is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Each of the Seller and NYHC-NJ and their subsidiaries has all corporate or other power and authority, and is duly authorized by all necessary regulatory approvals and orders, to own, lease and operate its assets and properties and to carry on its business as it is now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its assets and properties makes such qualification necessary. A true, correct and complete list of such jurisdictions (as well as the jurisdiction of organization of each of the Seller, NYHC-NJ and their subsidiaries included in the Business) is set forth on Schedule 3.01.
                                                             -------------

     Section 3.02     Authority, etc.
                      ---------------

          (a)     Authority.
                  ---------

               (i) Each of the Seller and NYHC-NJ has all requisite corporate power and authority to enter into and fully perform this Agreement and each other agreement contemplated hereby (this Agreement and the other agreements, exhibits, documents, certificates and schedules contemplated hereby are referred to as, the "Transaction
                                                                 -----------
          Documents") to which it is a party and to consummate the transactions
          ---------
          contemplated hereby and thereby.

               (ii) The execution, delivery and performance by each of the Seller and NYHC-NJ of this Agreement and each other Transaction Document to which it is a party and the consummation by the Seller and NYHC-NJ of the transactions contemplated hereby and thereby, subject, in the case of the Seller, to obtaining requisite shareholder approval, have been duly authorized by all corporate action on the part of the Seller and NYHC-NJ, and no other corporate proceedings on the part of the Seller and NYHC-NJ are necessary to authorize this Agreement or any of the other Transaction Documents or the consummation of any of the transactions contemplated hereby and thereby.

               (iii) Each Transaction Document to which either or both of Seller and NYHC-NJ is a party has been and will be, as the case may be, duly and validly executed and delivered by the Seller and/or NYHC-NJ and constitutes the valid and binding obligation of the Seller and/or NYHC-NJ, enforceable against it in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or other similar laws affecting the enforcement of creditors' rights generally and except that the availability of equitable remedies, including but not limited to specific performance, may be subject to the discretion of any court before which any proceeding therefor may be brought.

          (b)     Non-Contravention.  Neither the execution and delivery by
                  -----------------
either of the Seller and NYHC-NJ of this Agreement or any Transaction Document to which it is a party, nor the consummation or performance by either of the Seller or NYHC-NJ of the transactions contemplated hereby or thereby, will (with or without notice or lapse of time or both) contravene, conflict with or result in any violation by the Seller or NYHC-NJ or any of their subsidiaries included in the Business under any provisions of or result in any right of acceleration, termination, cancellation, penalty or modification of, or constitute a default under (a) the certificate of incorporation, bylaws or similar governing documents of the Seller, NHYC-NJ or any subsidiary included in the Business and
(b) assuming that the Consents set forth on Schedules 3.02(c) and 4.02(c) are
                                            -----------------     -------
obtained:

               (i)     any Requirements of Law;

               (ii)     any order of any Governmental Entity; or

               (iii) any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, Contract, lease or other instrument, obligation or agreement of any kind to which the Seller, NYHC-NJ or any subsidiary included in the Business is a party or by which any of their respective assets may be bound or affected.

          Neither the execution and delivery by the Seller of any Transaction Document to which it is a party, nor the consummation or performance by the Seller of any of the transactions contemplated hereby or thereby, will result in the creation or imposition of any lien, claim or other encumbrance of any nature whatsoever upon the Business or the Assets.

          (c)     Approvals.  Except as set forth on Schedule 3.02(c), no
                  ---------                          ----------------
declaration, filing or registration with, or notice to or Consent of, any Governmental Entity or any other Person is necessary for the execution and delivery by the Seller or NYHC-NJ of this Agreement or any other Transaction Document to which it is a party or the consummation by the Seller or NYHC-NJ of the transactions contemplated hereby and thereby.

     Section 3.03     Brokers and Finders.  The Seller has not employed any
                      -------------------
broker or finder or incurred any liability for any investment banking fees, brokerage fees, commissions, finder's fees or similar fees in connection with the transactions contemplated by this Agreement, except for the fee of the investment banker giving the fairness opinion which is and shall remain the obligation of the Seller and which shall be paid prior to the Closing.

                                   ARTICLE IV.

                 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

     The Purchaser represents and warrants to the Seller and NYHC-NJ as follows:

     Section 4.01     Organization and Qualification.  The Purchaser is a
                      ------------------------------
limited liability company duly organized, validly existing and in good standing under the laws of the State of New York. The Purchaser has all limited liability company power and authority, and is duly authorized by all necessary regulatory approvals and orders, to own, lease and operate its assets and properties and to carry on its business as it is now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its assets and properties makes such qualification necessary. The copies of the articles of organization of the Purchaser, as heretofore made available to the Seller, are correct and complete in all respects.

     Section 4.02     Authority, etc.
                      --------------

          (a)     Authority.
                  ---------

               (i) The Managers of the Purchaser have taken all action necessary to authorize and approve this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby. The Purchaser has all requisite power and authority to enter into and fully perform this Agreement and the other Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby.

               (ii) The execution, delivery and performance by the Purchaser of this Agreement each other Transaction Document to which it is a party and the consummation by the Purchaser of the transactions contemplated hereby and thereby have been duly authorized by all limited liability company action on the part of the Purchaser and no other proceedings on the part of the Purchaser are necessary to authorize this Agreement or each other Transaction Document or the consummation of any of the transactions contemplated hereby and thereby.

               (iii) Each Transaction Document to which Purchaser is a party has been or will be, as the case may be, duly and validly executed and delivered by Purchaser and constitutes the valid and binding obligation of Purchaser, enforceable against it in accordance with its terms, except as would be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or other similar laws affecting the enforcement of creditors' rights generally and except that the availability of equitable remedies, including but not limited to specific performance, may be subject to the discretion of any court before which any proceeding therefor may be brought.

          (b)     Non-Contravention.  Neither the execution and delivery by
                  -----------------
Purchaser of this Agreement or any Transaction Document to which it is a party, nor the consummation or performance by Purchaser of any of the transactions contemplated hereby or thereby, will (with or without notice or lapse of time or both) contravene, conflict with or result in any violation by the Purchaser under any provisions of or result in any right of acceleration, termination, cancellation, penalty or modification of, or constitute a default under (a) the articles of organization, limited liability company agreement or similar governing documents of Purchaser or (b) assuming that the Consents set forth on Schedules 3.02(c) and 4.02(c) are obtained:
-----------------     -------

               (i)     any Requirements of Law;

               (ii)     any order of any Governmental Entity; or

               (iii) any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, Contract, lease or other instrument, obligation or agreement of any kind to which the Purchaser is a party or by which its assets may be bound or affected.

          (c)     Approvals.  Except as set forth on Schedule 4.02(c), no
                  ---------                          ----------------
declaration, filing or registration with, or notice to or Consent of, any Governmental Entity or any other Person is necessary for the execution and delivery by Purchaser of this Agreement or any other Transaction Document to which it is a party or the consummation by Purchaser of the transactions contemplated hereby and thereby.

     Section 4.03     Brokers and Finders.  Neither the Purchaser nor any of its
                      -------------------
officers, directors or employees has employed any broker or finder or incurred any liability for any investment banking fees, brokerage fees, commissions or finder's fees in connection with the transactions contemplated by this Agreement.

                                   ARTICLE V.

                                    COVENANTS

     Section 5.01     Conduct of the Business Until Closing.  Seller and NYHC-NJ
                      -------------------------------------
hereby covenant and agree that, from the date of this Agreement until the Closing, unless otherwise contemplated by this Agreement or consented to in writing by Purchaser, they will, and will cause each of their subsidiaries to, carry on the Business only in the ordinary course.

     Section 5.02     Conduct of Purchaser and its Managers With Respect to
                      -----------------------------------------------------
Seller.  Each of Purchaser and Messrs. Braun and Rosenberg hereby covenants and
------
agrees that from the date hereof until the Closing Date, they will operate the Business in the ordinary course consistent with past practices and not cause the Seller to do anything inconsistent with or in violation of the Seller's covenants under this Agreement.

     Section 5.03     Commercially Reasonable Efforts to Satisfy Conditions.
                      -----------------------------------------------------
Prior to the Closing, upon the terms and subject to the conditions of this Agreement, Seller, NYHC-NJ and Purchaser agree to use their respective commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable (subject to any applicable laws) to consummate the transactions contemplated hereby as promptly as practicable including, but not limited to, obtaining the consents set forth on Schedule 3.02(c). Prior to the Closing, each party shall promptly consult with the other parties hereto with respect to, provide any necessary information with respect to, and provide the other party (or their respective counsel) with copies of, all filings made by such party with any Governmental Entity or another information supplied by such party to a Governmental Entity in connection with this Agreement and the transactions contemplated hereby. Each party hereto shall promptly inform the other of any communication from any Governmental Entity regarding any of the transactions contemplated hereby. If any party hereto or Affiliate thereof receives a request for additional information or documentary material from any such Governmental Entity with respect to any of the transactions contemplated hereby, then such party shall endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other parties, an appropriate response in compliance with such request.

     Section 5.04     No Solicitation by Seller and NYHC-NJ of Competing
                      --------------------------------------------------
Transactions.  From the date hereof until the Closing or the earlier termination
------------
of this Agreement in accordance with its terms, each of the Seller and NYHC-NJ agrees that it will deal exclusively with the Purchaser with respect to a sale of the Business. To that end, during such period neither the Seller or NYHC-NJ shall, nor shall it authorize or permit any of its officers, directors, employees, direct or indirect subsidiaries, affiliates, investment bankers, attorneys, accountants, agents or advisors or representatives, directly or indirectly, to:

          (a) solicit, initiate or knowingly facilitate or encourage the submission of any Investment Proposal;

          (b) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes an Investment Proposal; or

          (c) enter into any agreement with respect to any Investment Proposal other than with the Purchaser.

     For the purposes hereof, the term "Investment Proposal" means any offer or proposal for, or indication of interest in, (i) any purchase of the equity of the Business or any company included within the Business by any person other than the Purchaser, (ii) any merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution, tender offer or exchange offer or other similar transaction with the Seller or any company included within the Business or (iii) any purchase by anyone other than Purchaser of any assets of the Business or any company included within the Business other than in the ordinary course of business consistent with past practice of the Business or any company included within the Business, as appropriate.

     Section 5.05     Proxy Statement.
                      ---------------

          (a) The Seller agrees that as promptly as practicable following the date of this Agreement it shall prepare and file a proxy statement (the "Proxy Statement") with the SEC. The Seller shall use commercially reasonable
 ---------------
efforts to cause the Proxy Statement to be mailed to its shareholders at the earliest practicable date following such filing. In connection with the foregoing, the Purchaser shall furnish to the Seller (and be responsible for) all information related to it as is required to be included in the Proxy Statement. If at any time prior to the Closing any event with respect to the Purchaser or with respect to other information supplied by the Purchaser for inclusion in the Proxy Statement shall occur which is required to be described in an amendment of, or a supplement to, the Proxy Statement, the Purchaser shall provide written notice thereof to the Seller and such event shall be so described, and such amendment or supplement shall be promptly filed with the SEC and, as required by law, disseminated. If, at any time prior to the Closing any event with respect to the Seller or with respect to other information supplied by the Seller for inclusion in the Proxy Statement shall occur, which is required to be described in an amendment of or supplement to, the Proxy Statement, the Seller shall provide written notice thereof to the Purchaser, and such event shall be so described, and such amendment or supplement shall be promptly filed with the SEC and, as required by law, disseminated. No filing of, or amendment or supplement to, the Proxy Statement, to the extent such amendment or supplement affects the Purchaser, will be made by the Seller without the Purchaser's prior consent, which shall not be unreasonably withheld, delayed or conditioned. The Seller shall advise the Purchaser, promptly after it receives notice thereof, of any request by the SEC for amendment of the Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information.

          (b) The Purchaser hereby covenants and agrees that all information it provides to the Seller in connection with the Proxy Statement shall be true, correct and complete as of the date such information is provided to the Seller.

     Section 5.06     Shareholder Meeting.
                      -------------------

          (a) As soon as practicable after review of the Proxy Statement by the SEC is complete, the Seller, acting through the Seller's Board of Directors, shall, in accordance with applicable law:

               (i) duly call, give notice of, convene and hold an annual or special meeting of the Seller's shareholders (the "Shareholders'
                                                             -------------
          Meeting") for the purpose of considering and taking action upon the
          -------
          approval of (x) this Agreement and the transactions contemplated hereby, and (y) the amendment of the Seller's Certificate of Incorporation to change its name to "BioBalance Holdings, Inc."; and

               (ii) use its reasonable efforts to solicit from the Seller's shareholders proxies in favor of the matters described in clause (i) of this sentence and take all other action necessary to secure any vote or consent of the Seller's shareholders required by the certificate of incorporation of the Seller and applicable law.

     Section 5.07     Access and Information.  For so long as this Agreement is
                      ----------------------
in effect, and subject to applicable laws, the Seller and NYHC-NJ shall, and shall cause each of their subsidiaries to, (a) afford to the Purchaser and its officers, employees, accountants, consultants, legal counsel and other representatives reasonable access during normal business hours, subject to reasonable advance notice, to the Business, its Assets and properties, Contracts, books, records and personnel and (b) furnish promptly to the Purchaser all other information concerning the Business, its operations, Assets, liabilities and personnel as the Purchaser may reasonably request.

     Section 5.08     Publicity.  The Seller and the Purchaser shall consult
                      ---------
with each other before issuing any press release or making any public statement with respect to this Agreement or the transaction contemplated hereby and shall not issue any such press release or make any such public statement without the prior consent of the other party, which shall not be unreasonably withheld, conditioned or delayed; provided, however, that a party may, without the prior consent of the other party, may issue such press release or make such public statement as may upon the advice of counsel be required by law if it has used all reasonable efforts to consult with the other party prior thereto.

     Section 5.09     Directors' and Officers' Indemnification and Insurance.
                      ------------------------------------------------------

          (a) For six years after the Closing, the Seller shall indemnify, defend and hold harmless each current officer or director of the Seller, in each such officer's or directors capacity as such, against all losses, claims, damages, liabilities, costs, fees and expenses, including reasonable fees and disbursements of counsel and judgments, fines, losses, claims, liabilities and amounts paid in settlement arising out of actions or omissions occurring at or prior to the Closing to the full extent required under applicable Requirements of Law and the terms of the certificate of incorporation or by-laws of the Seller, as in effect at the date hereof; provided, that, in the event any claim or claims are asserted or made within such six-year period, all rights to indemnification in respect of any such claim or claims shall continue until disposition of any and all such claims.

          (b) The Seller shall maintain its existing officers' and directors liability insurance for a period of not less than six years after the Closing; provided that the Seller may substitute therefor policies of substantially equivalent coverage and amounts containing terms no less favorable to the current directors or officers of the Seller to which such insurance applies.

     Section 5.10     Employee Benefit Matters.   Each "employee benefit plan,"
                      ------------------------
within the meaning of Section 3(3) of ERISA, which is sponsored by the Seller and covers the employees of the Business is named in Schedule 5.10 (each such
                                                     -------------
plan a "Seller Plan").  As of the Closing Date, each Seller Plan specified in
        -----------
Schedule 5.10 shall have its sponsorship transferred to the Purchaser who shall
-------------
thereafter have all responsibility for the such Plan's administration, and all liability for making the contributions to each such Plan.

                                   ARTICLE VI.

                                   TERMINATION

     Section 6.01     Termination Events.  This Agreement may be terminated and
                      ------------------
the transactions contemplated hereby may be abandoned at any time prior to the
Closing:

          (a) by mutual written consent of the Seller and NYHC-NJ, on the one hand, and the Purchaser, on the other;

          (b)     by the Seller or the Purchaser, if

               (i) the Closing shall not have occurred on or before December 31, 2005; provided however, that the right to terminate this Agreement under this Section 6.01(b)(i) shall not be available to the Seller or the Purchaser, as the case may be, if such party's failure to fulfill any obligation under this Agreement has been a cause of or resulted in the failure of the transactions to occur on or before such date; or

               (ii) the Seller's shareholders shall have voted against the approval of this Agreement and the transactions contemplated hereby;

          (c) by the Seller, if the Purchaser shall have breached any representation, warranty, covenant or other agreement contained in this Agreement which would give rise to the failure of a condition set forth in
Section 2.02, which breach cannot be or has not been cured within 45 days after the giving of written notice by the Seller to the Purchaser; or

          (d) by the Purchaser, if the Seller or NYHC-NJ shall have breached any representation, warranty, covenant or other agreement contained in this Agreement which would give rise to the failure of a condition set forth in
Section 2.03, which breach cannot be or has not been cured within 45 days after the giving of written notice by the Purchaser to the Seller and NYHC-NJ.

     Section 6.02     Effect of Termination.  In the event of termination of
                      ---------------------
this Agreement by either the Seller or the Purchaser as provided in Section 6.01, this Agreement shall forthwith become null and void and there shall be no liability or obligations on the part of the Purchaser, on the one hand, or the Seller and NYHC-NJ, on the other, or any of their respective Affiliates, officers, or shareholders except that no such termination shall relieve any party from liability for any breach of the respective representations, covenants and other obligations hereunder prior to the date of termination.

                                  ARTICLE VII.

                                 INDEMNIFICATION

     Section 7.01     Representations and Warranties.  The representations and
                      ------------------------------
warranties set forth in this Agreement hereof shall survive for a period of 18 months following the Closing Date.

     Section 7.02     Indemnification by the Seller and NYHC-NJ.  The Seller and
                      -----------------------------------------
NYHC-NJ shall jointly and severally indemnify, defend and hold harmless Purchaser, and its officers, directors, employees, Affiliates, representatives, agents and the successors and assigns of all of them (each, a "Purchaser
                                                               ---------
Indemnitee") in respect of any Damages arising from or in connection with (i)
----------
the breach of any representation or warranty of the Seller or NYHC-NJ under this Agreement, the other Transaction Documents or any certificate or document delivered pursuant hereto or thereto, (ii) the failure of the Seller to duly perform or observe any term, provision, covenant, agreement or ongoing obligation to be performed or observed by it pursuant to this Agreement, the other Transaction Documents or any certificate or document delivered pursuant hereto or thereto (so long as such failure is not caused by Purchaser's breach of any of the terms of this Agreement or any other Transaction Document) and
(iii) all Excluded Liabilities.

     Section 7.03     Indemnification by the Purchaser.  The Purchaser shall
                      --------------------------------
indemnify and hold harmless each of the Seller and NYHC-NJ and their respective officers, directors, employees, Affiliates, representatives, agents and the successors and assigns of all of them (each a "Seller Indemnitee") in respect of
                                               -----------------
any Damages arising from or in connection with (i) the breach of any representation or warranty of the Purchaser under this Agreement, the other Transaction Documents or any certificate or document delivered pursuant hereto or thereto, (ii) the failure of the Purchaser to duly perform or observe any term, provision, covenant or agreement to be performed or observed by it pursuant to this Agreement, the other Transaction Documents or any certificate or document delivered pursuant hereto or thereto (so long as such failure is not caused by the Seller's or NYHC-NJ's breach of any of the terms of this Agreement or any other Transaction Document), and (iii) all Assumed Liabilities.

     Section 7.04     Knowledge of Purchaser Principals.  Neither of Messrs.
                      ---------------------------------
Braun and Rosenberg (the "Purchaser Principals") has any knowledge that any of
                          --------------------
the Seller's or NYHC-NJ's representations or warranties in this Agreement (including in any schedule or exhibit hereto and any other agreement or certificate delivered by the Seller or NYHC-NJ pursuant to this Agreement) is untrue or misleading in any respect. The Purchaser acknowledges and agrees that the Purchaser Principals are and have been the officers responsible for the day-to-day management and affairs of the Business. Notwithstanding anything to the contrary contained herein, the Purchaser, NYHC-NJ and the Seller expressly agree that neither the Seller nor NYHC-NJ shall have any liability or obligation to the Purchaser arising out of or in connection with the breach of any representation, warranty, covenant or agreement (including under this Article
VII) contained herein to the extent that such breach or liability was caused by or attributable to the knowledge of the Purchaser Principals.

                                  ARTICLE VIII.

                          OBLIGATIONS AFTER THE CLOSING

     Section 8.01     Further Assurances.
                      ------------------

          (a) Each party will, at any time, when called upon to do so by another party, its successors, legal representatives, or assigns, sign all lawful papers, make all rightful oaths, execute and deliver all documents, and do all lawful acts required for the filing of such papers as are necessary to aid in (i) effectively vesting in the Purchaser good title to the Assets, (ii) consummating the transactions contemplated hereby, and (ii) recording, obtaining, enforcing and vesting in Purchaser rights in the Business in all jurisdictions, all without further compensation. If any consent of a third party that is required in order to assign an Assumed Contract has not been obtained, or if an attempted assignment is otherwise deemed invalid, the Seller or NYHC-NJ, as the case may be, shall cooperate with the Purchaser in any lawful arrangement to provide that the Purchaser shall receive the Seller's or NYHC-NJ's entire interest in the benefits under such Assumed Contract, including, without limitation, enforcement for the breach or cancellation thereof by such party or otherwise.

          (b) On and after the Closing Date, the Purchaser shall have the sole right and authority to collect, for its own account and sole benefit, all monies payable to the Business or in respect of the Assets. If any party shall receive any monies of another, it shall hold all such monies in trust for the sole benefit of the party to whom such monies are owed. Within five business days after receipt thereof, the Seller and NYHC-NJ shall cause the transfer and delivery to the Purchaser of any monies or other property which the Seller or NYHC-NJ may receive after the Closing Date in payment of monies payable in respect of or other property due to the Business and the Purchaser shall cause the transfer and delivery of any monies or other property which the Purchaser may receive after the Closing Date in payment of monies payable in respect of or other property due to the business conducted by the Seller or NYHC-NJ other than the Business.

     Section 8.02     Tax Returns.  The Seller and NYHC-NJ shall prepare or
                      -----------
cause to be prepared and timely file or cause to be timely filed (at their expense) all Tax Returns for the Seller and NYHC-NJ (including consolidated, combined or unitary income Tax Returns that include items of income of Seller and NYHC-NJ) for all periods ending on or prior to the Closing Date, or which include the Closing Date, which are filed after the Closing Date. Such Tax Returns shall be prepared in a manner consistent with prior practices of the Seller and NYHC-NJ, provided that such Tax Returns shall be prepared in compliance with applicable law. Not later than 15 days before the filing of each such Tax Return, the Seller shall provide a copy of such Tax Returns to the Purchaser, and the Purchaser shall be given an opportunity to review and comment on such Tax Return prior to filing. Seller and Purchaser agree to consult each other and resolve in good faith any issues arising under the terms of this
Section 8.02 as a result of the review of any such Tax Returns. If such disputes have not been resolved prior to the due date for filing of such Tax Return, the Tax Return in question, to the extent any issues thereon remain unresolved, shall be filed in accordance with the positions taken by the Seller or NYHC-NJ, as the case may be. If a determination is made through the dispute resolution process after a Tax Return is filed that Seller's (or NYHC-NJ's) position was inappropriate, the Seller or NYHC-NJ, as the case may be, shall promptly file an amended Tax Return (to the extent permitted by applicable law) reflecting the final decision of the Neutral Auditor.

     Section 8.03     Payment of Taxes.  The Seller and NYHC-NJ shall pay or
                      ----------------
cause to be paid on a timely basis all Taxes which are payable with respect to Tax Returns described in Section 8.02; provided, that the Purchaser shall pay the Seller the amount of such Taxes as constitute Assumed Liabilities, as defined in Section 1.03, and determined in accordance with Section 8.04, contemporaneous with the filing of such Tax Returns (but not less than fifteen days after the date on which notice is provided to the Purchaser of the amount of Taxes to be paid by the Purchaser).

     Section 8.04     Allocation of Taxes to Pre-Closing Period.  For purposes
                      -----------------------------------------
of this Agreement, in the case of any Taxes that are imposed on a periodic basis and are payable for a taxable period that includes (but does not end on) the Closing Date, the portion of such Tax that relates to the portion of such taxable period ending on the Closing Date shall (a) in the case of any Taxes other than Taxes based upon or related to income or receipts, to the extent feasible, be determined on a specific identification basis, according to the event or transaction giving rise to the Tax, and otherwise be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in the entire taxable period; and (b) in the case of any Tax based upon or related to income or receipts, be deemed equal to the amount which would be payable if the relevant taxable period ended on the Closing Date, provided, however, that any income or gain related to (or arising out of) the transactions contemplated hereby (including, without limitation, gain on the sale of the Assets) shall be excluded. Any credits (including credits for prepaid or estimated taxes) relating to a taxable period that begins before and ends after the Closing Date shall be taken into account as though the relevant taxable period ended on the Closing Date. In all events, the Taxes taken into account pursuant to this
Section 8.04 shall include only income and other Taxes directly related to the Business, and shall exclude any Taxes with respect to income or gains from transactions outside the ordinary course of business of the Seller or NYHC-NJ, as the case may be, provided, however, that losses and deductions properly taken into account in determining income for the period in question shall be taken into account such that the amount treated as an Assumed Liability for such period shall in no event exceed the aggregate consolidated or combined income tax due by the Seller (in the case of Taxes determined on a consolidated or combined basis), or the separate tax due by the Seller or NYHC-NJ (in the case of Taxes computed on a separate basis). All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with prior practices of the Seller and NYHC-NJ.

     Section 8.05     Amendment of Pre-Closing Period Tax Returns.  Neither the
                      -------------------------------------------
Seller nor NYHC-NJ may amend or cause to be amended any consolidated, combined or unitary or other Tax Return including either of the Seller or NYHC-NJ which has been filed or was required to be filed for any Pre-Closing Period without the consent of the Purchaser, which consent shall not be unreasonably withheld or delayed.

     Section 8.06     Resolution of Tax-Related Disputes.  In the event that the
                      ----------------------------------
Seller and the Purchaser cannot agree on the calculation of any amount relating to Taxes or the interpretation or application of any provision of this Agreement relating to Taxes, such dispute shall be resolved by Weiser LLC (the "Neutral
                                                                      -------
Auditor"), whose decision shall be final and binding upon all persons involved
-------
and whose expense shall be shared equally by the Seller and the Purchaser.

                                   ARTICLE IX.

                                  MISCELLANEOUS

     Section 9.01     Headings.  Subject headings are included for convenience
                      --------
only and shall not affect the interpretation of any provision of this Agreement.

     Section 9.02     Notices.  Any notice, demand, request, waiver, or other
                      -------
communication under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service if personally served or sent by facsimile transmission, on the business day after notice is delivered to a courier or mailed by express mail if sent by courier delivery service or express mail for next day delivery and on the third day after mailing if mailed to the party to whom notice is to be given, by first class mail, registered, return receipt requested, postage prepaid and addressed as follows (or to such other address of which any such party shall give notice pursuant to this Section
                                                                   -------
9.02):
----

          If to the Seller or NYHC-NJ, to:

               New York Health Care, Inc.
               363 Seventh Avenue
               13th Floor
               New York, New York  10001
               Fax: (212) 679-7774
               Attention:  Dennis M. O'Donnell
               ---------



          with a courtesy copy to:

               Brown Raysman Millstein Felder & Steiner LLP
               900 Third Avenue
               New York, New York 10022
               Fax: (212) 895-2900
               Attention:  Leslie J. Levinson, Esq.
               ---------

          If to the Purchaser, to:

               New York Health Care, LLC
               c/o New York Health Care
               1850 McDonald Avenue
               Brooklyn, NY  11223
               Fax: (718) 375-1555
               Attention:  Jerry Braun and Jacob Rosenberg
               ---------



          with a courtesy copy to:

               Swidler Berlin Shereff Friedman, LLP
               405 Lexington Avenue
               New York, NY  10174
               Fax: (212) 891-9598
               Attention:  Gerald Adler, Esq.
               ---------

     Section 9.03     Successors and Assigns.   Except as otherwise provided in
                      -----------------------
this Agreement, all covenants and agreements of the parties contained in this Agreement shall be binding upon and inure to the benefit of the respective successors and permitted assigns of the parties and the heirs, personal representatives, executors and assigns of the Seller, NYHC-NJ and the Purchaser. This Agreement may not be assigned by any party without the prior express written consent of the other parties provided however the Purchaser may assign this Agreement to any entity controlled by Messrs. Braun and Rosenberg without the Seller's or NHYC-NJ's consent.

     Section 9.04     Bulk Sales Laws.  The Purchaser hereby waives the
                      ---------------
provisions of any and all applicable bulk sales laws.

     Section 9.05     Payment of Costs and Expenses.  In the event either of the
                      -----------------------------
Seller or NYHC-NJ, on the one hand, or the Purchasers, on the other , or such party's officers, directors, employees, direct or indirect subsidiaries or affiliates breach any of the provisions of this Agreement, including, but not limited to, Section 5.04, then, in addition to all rights and remedies that the
            ------------
other party or parties may have at law or in equity, such party or parties shall be obligated to pay all costs and expenses incurred by the other party or parties with respect to the sale or purchase of the Business, including, but not limited to, such other party or parties' reasonable attorneys' fees.

     Section 9.06     [INTENTIONALLY OMITTED]

     Section 9.07     Governing Law.  Notwithstanding the location of the
                      -------------
Closing, this Agreement shall be construed in accordance with, and governed by, the laws of the State of New York as applied to contracts made and to be performed entirely in the State of New York, without regard to principles of conflicts of law.

     Section 9.08     Entire Agreement.  This Agreement, including the Schedules
                      ----------------
and Exhibits hereto, sets forth the entire understanding and agreement, and supersedes any and all other understandings, negotiations or agreements, between the Purchaser, the Seller and NYHC-NJ relating to the sale and purchase of the Business.

     Section 9.09     Counterparts.  This Agreement may be executed in
                      ------------
counterparts, each of which shall be deemed an original, and all of which together shall constitute a single agreement. This Agreement may be evidenced by facsimile signatures.

     Section 9.10     Severability.  In the event that any one or more of the
                      ------------
immaterial provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable, the same shall not affect any other provision of this Agreement, but this Agreement shall be construed in a manner which, as nearly as possible, reflects the original intent of the parties.

     Section 9.11     No Prejudice.  This Agreement has been jointly prepared by
                      ------------
the parties hereto and the terms hereof shall not be construed in favor of or against any party on account of its participation in such preparation.

     Section 9.12     Amendment and Modification.  This Agreement may be amended
                      --------------------------
or modified only by written agreement executed by both parties hereto.

     Section 9.13     Waiver.  At any time prior to the Closing, the Purchaser,
                      ------
on the one hand, or the Seller and NYHC-NJ, on the other, may (i) extend the time for the performance of any of the obligations or other acts of the other,
(ii) waive any inaccuracies in the representations and warranties of the other contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions of the other contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party granting such waiver but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or future failure.

                                   ARTICLE X.

                                   DEFINITIONS

          For the purposes hereof, unless the context otherwise requires, the term "including" shall mean "including without limitation;" all accounting terms not otherwise defined herein shall have the respective meanings accorded to them under GAAP; all references to a contract, agreement or instrument herein shall mean such contract, agreement or instrument and all exhibits, schedules and other attachments thereto, as any such contract, agreement or instrument may be amended, supplemented or otherwise modified from time to time in a manner that does not violate the provisions of this Agreement; the words "herein", "hereof", and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular article, section or other subdivision, unless so noted; all references to any article, section or other subdivision refer, unless otherwise indicated, to the corresponding article, section or other subdivision of this Agreement. Unless the context otherwise requires, any of the following terms may be used in the singular or the plural, depending on the reference; and the following terms shall have the meanings indicated below:

          "Affiliate" shall mean, when used with respect to any Person, (i) if
           ---------
such Person is a corporation, any officer or director thereof and any Person which is, directly or indirectly, the beneficial owner of more than ten percent (10%) of any class of any equity security (as defined in the Securities Act) thereof, and any officer, director, partner or Affiliate of such beneficial owner, (ii) if such Person is a partnership, any partner thereof, (iii) if such Person is a limited liability company or other unincorporated association, any member, manager, officer or managing agent thereof, and (iv) any other Person (other than the Purchaser) which, directly or indirectly, controls or is controlled by or is under common control with such Person. For purposes of this definition, "control" (including the correlative terms "controlling," "controlled by" and "under common control with"), with respect to any Person, shall mean possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, the ability to exercise voting power, or by Contract or otherwise.

          "Allocation" shall have the meaning set forth in Section 1.07.
           ----------                                      ------------

          "Assets" shall have the meaning set forth in Section 1.01.
           ------                                      ------------

          "Assumed Contracts" shall have the meaning set forth in Section
           -----------------                                      -------
1.01(c).
-------

          "Assumed Liabilities" shall have the meaning set forth in Section
           -------------------                                      -------
1.03.
----

          "Bill of Sale" shall have the meaning set forth in Section 2.04(a)(i).
           ------------                                      ------------------

          "BioBalance" shall have the meaning set forth in the Recitals.
           ----------

          "Business" shall have the meaning set forth in the Recitals.
           --------

          "Business Records" shall have the meaning set forth in Section
           ----------------                                      -------
1.01(f).
-------

          "Cash Purchase Price" shall mean $2,700,000.
           -------------------

          "Closing" shall have the meaning set forth in Section 2.01.
           -------                                      ------------

          "Closing Date" shall have the meaning set forth in Section 2.01.
           ------------                                      ------------

          "Code" shall mean the Internal Revenue Code of 1986, as amended, and
           ----
the regulations promulgated thereunder, as in effect from time to time.

          "Consents" shall mean all governmental and third party consents,
           --------
permits, approvals, orders, authorizations, qualifications, and waivers necessary to be received by a Person for the consummation of the Transactions contemplated by this Agreement.

           "Contracts" shall mean all contracts, commitments, agreements,
            ---------
arrangements and other instruments, whether written or oral.

          "Damages" shall mean any liabilities, costs or expenses (including
           -------
reasonable attorneys' fees), judgments, fines, losses, claims, damages and amounts paid in settlement.

          "Employment Agreements" shall have the meaning set forth in Section
           ---------------------                                      -------
2.02(e).
-------

          "Excluded Assets" shall have the meaning set forth in Section 1.02.
           ---------------                                      ------------

          "Excluded Liabilities" shall have the meaning set forth in Section
           --------------------                                      -------
1.04.
----

          "GAAP" shall mean U.S. generally accepted accounting principles,
           ----
applied on a consistent basis.

          "Governmental Entity" shall mean the government of the United States
           -------------------
of America, any other nation or any political subdivision of the United States or any other nation, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

          "Material Adverse Change" shall have the meaning set forth in Section
           -----------------------                                      -------
2.03(d).
-------

          "NYHC-NJ" shall have the meaning set forth in the Preamble.
           -------

          "Person" shall mean any individual, sole proprietorship, partnership,
           ------
joint venture, trust, unincorporated organization, limited liability company, association, corporation, institution, entity, party, or Governmental Entity or any other juridical entity of any kind or nature whatsoever.

          "Pre-Closing Period" shall mean a taxable period ending on or before
           ------------------
the Closing Date.

          "Purchaser" shall have the meaning set forth in the Preamble.
           ---------

          "Purchaser Indemnitee" shall have the meaning set forth in Section
           --------------------                                      -------
7.02.
----

          "Purchaser Principals" shall have the meaning set forth in Section
           --------------------                                      -------
7.04.
----

          "Requirements of Law" shall mean as to any Person, provisions of the
           -------------------
Articles or Certificate of Incorporation and By-laws or regulations or other organizational or governing documents of such Person, or any law, treaty, code, rule, regulation, right, privilege, qualification, license or franchise or determination of any Governmental Entity, in each case applicable or binding upon such Person or any of such Person's property or to which such Person or any of such Person's property is subject.

          "SEC" shall mean the Securities and Exchange Commission.
           ---

          "Seller" shall have the meaning set forth in the Preamble.
           ------

          "Seller Indemnitee" shall have the meaning set forth in Section 7.03
          ------------------                                      ------------

          "Tax" or "Taxes" means all federal, state, county, local, municipal,
           ---      -----
foreign and other taxes, assessments, duties or similar charges of any kind whatsoever, including all corporate franchise, income, gross receipts, occupation, windfall profits, sales, use, ad valorem, value-added, profits, license, withholding, payroll, employment, excise, premium, real property, personal property, customs, net worth, capital gains, transfer, stamp, documentary, social security, disability, environmental, alternative minimum, recapture and other taxes, and including all interest, penalties and additions imposed with respect thereto, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any Person, and any liability in respect of any Tax as a result of being a member of any affiliated, combined, consolidated, unitary or similar group.

          "Tax Return" means any report, return, statement, estimate,
           ----------
informational return, declaration or other written information required to be supplied to a taxing authority in connection with Taxes, and includes any supplement thereto and amendment thereof.

          "Termination Agreements" shall have the meaning set forth in Section
           ----------------------                                      -------
2.02(e).
-------

          "Transaction Documents" shall have the meaning set forth in Section
           ---------------------                                      -------
3.02(a)(i).
----------

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.

                              NEW YORK HEALTH CARE, INC.



                              By:   /s/ Fred E. Nussbaum
                                  -------------------------------------------
                                       Name:
                                       Title:


                              NYHC NEWCO PAXXON, INC.



                              By:   /s/ Fred E. Nussbaum
                                  -------------------------------------------
                                       Name:
                                       Title:


                              NEW YORK HEALTH CARE, LLC



                              By:   /s/ Jacob Rosenberg
                                  -------------------------------------------
                                       Name:
                                       Title:


                              As to Section 5.02 and the first sentence of
                              Section 7.04 of this Agreement:


                              /s/ Jerry Braun
                              ---------------------------------------
                              Jerry Braun


                              /s/ Jacob Rosenberg
                              ---------------------------------------
                              Jacob Rosenberg

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